SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2026

(Exact name of registrant as specified in its charter)
UNION BANKSHARES, INC.

(State or other jurisdiction		(Commission	(IRS Employer
of incorporation)		File Number)	Identification Number)
VT		001-15985	03-0283552

(Address of principal executive offices)			(Zip Code)
20 Lower Main St., P.O. Box 667			05661-0667
Morrisville	,	VT

Registrant's telephone number, including area code: (802) 888-6600

(Former name or former address, if changed since last report)
Not applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(c)On February 26, 2026, Union Bankshares, Inc. (the “Company”) and its wholly-owned subsidiary, Union Bank (the “Bank”), entered into an Employment Agreement with Jeffery F. Weidley (the “Employment Agreement”), who has been selected to succeed current President and Chief Executive Officer, David S. Silverman, upon his retirement in July, 2026. Under terms of the Employment Agreement, Mr. Weidley will join the Company and the Bank as the President of both entities, effective on May 4, 2026 (the “Employment Date”) and Mr. Silverman will continue to serve as the Chief Executive Officer (“CEO”) of the Company and the Bank through a transition period beginning on Mr. Weidley’s Employment Date and ending at the close of business on July 3, 2026. At the end of the transition period, Mr. Silverman will retire from his employment with both entities and Mr. Weidley will assume the additional titles of CEO of the Company and the Bank. In addition, Mr. Weidley will be appointed to the Board of Directors of the Bank effective on his Employment Date and will stand for election to the Company’s Board of Directors at the 2026 annual meeting of shareholders (the “Annual Meeting”). Mr. Weidley’s proposed committee assignments on the Boards of Directors of the Company and the Bank have not yet been decided upon by the Boards.
As previously disclosed on May 16, 2025, the Board formed a temporary committee to assist in succession planning, to identify a potential successor to Mr. Silverman, age 65, who joined the Bank 39 years ago and has served as President of the Company and the Bank since April 2011 and as CEO of both entities since May 2012. Mr. Silverman will stand for re-election to the Company’s Board of Directors at the Annual Meeting, and it is expected that he will be re-appointed to the Board of Directors of the Bank, and will continue to serve on the Boards of both entities following his retirement from executive management in July.
Mr. Weidley, age 42, joins the Company from his current position as Executive Vice President-Chief Deposit Officer of MVB Bank, based in Reston, Virginia, a position which he has held since January 2025. He previously worked in senior leadership roles at Sandy Spring Bank, based in Columbia, Maryland, where he served as its Senior Vice President-Director of Omni Channel Strategy and Digital Sales from December 2021 to January 2025 and as its Senior Vice President-Business Banking & SBA Division Leader between February 2014 and November 2021.
Mr. Weidley does not have any family relationship with any director or executive officer of the Company or the Bank, nor does he have any direct or indirect material interest in any transaction with the Company that is reportable under Item 404(a) of Regulation S-K, and no such transactions have been proposed.

(e)Employment Agreement
Pursuant to his Employment Agreement, Mr. Weidley’s annual base salary rate commencing on the Employment Date will be $500,000. He will also receive (i) a sign-on equity award under the Company’s long-term 2024 Equity Incentive Plan (the “LTIP”) consisting of 3,000 restricted stock units (“RSUs”), to be settled solely in the form of Company common stock on a one-for-one basis, with time-based vesting in three equal increments over a period of approximately three years and (iii) reimbursement for his reasonable out-of-pocket expenses in packing, moving and unpacking his household effects, as well as a relocation assistance payment of $25,000 to help defray ancillary expenses in connection with his relocation to Vermont.
Mr. Weidley will be eligible to participate in the Short-Term Incentive Program (the “STIPP”) (with a prorated award for the 2026 performance period), the LTIP, the Executive Nonqualified Excess Plan and the split dollar insurance program for certain senior executives. Pursuant to the split dollar program, the Bank will purchase a split dollar Bank-owned insurance policy on Mr. Weidley’s life in the face amount of $700,000 within one year following his Employment Date. Mr. Weidley will also have the use of a Bank-owned automobile and reimbursement of related fuel maintenance and insurance expenses, and in calculating Paid Time Off (“PTO”) to which he is entitled as of his Employment Date, Mr. Weidley will be considered as having fifteen (15) years of service. In addition, he will be eligible to participate in the Company’s employee benefit plans covering employees of the Bank or the Company on the same terms and conditions as other full-time employees of the Bank or the Company.

The Employment Agreement provides for an initial three (3) year term, with successive one year renewals, unless the Bank or the Company elects to terminate the agreement upon at least ninety (90) days’ notice prior to the end of the initial three year term or any successive one year renewal term. The Bank and the Company may elect to terminate the Agreement at any time without cause (as defined in the agreement) upon forty-five (45) days’ notice, or Mr. Wiedley may elect to terminate the agreement for Good Reason (as defined in the agreement). In either such case, subject to his execution of a waiver and release in favor of the Bank, the Company and their affiliates, Mr. Weidley would be entitled to receive a lump sum severance payment in an amount equal to one and one-half (1.5) times his base salary, plus one and one-half (1.5) times his target level award under the STIPP for the year in which the termination occurs.
The Employment Agreement also contains certain non-disparagement, confidentiality, non-competition and non-solicitation covenants binding on Mr. Weidley following termination of his employment for any reason.

Change in Control Agreement
Mr. Weidley will enter into a Change of Control Agreement with the Bank and joined in by the Company for certain purposes (the “CIC Agreement”). The CIC Agreement provides for the payment of severance in the event of a qualifying termination of Mr. Weidley’s employment during a specified period following (and in some circumstances prior to) a Change in Control of the Company or the Bank.
Under the CIC Agreement, no severance is payable unless there is an involuntary termination of Mr. Weidley’s employment within twenty-four (24) months after a change in control (as defined in the CIC Agreement), or in some circumstances, within six months before a change in control. If Mr. Weidley is terminated without “cause” (as defined in the CIC Agreement) or he resigns for “good reason” (as defined in the CIC Agreement) within the designated period he will be entitled to receive a lump sum payment of (i) the higher of 200% of (A) his annual base salary at the rate in effect immediately prior to the change in control, or (B) his base salary at the rate in effect immediately prior to his involuntary termination; plus (ii) 200% of his short-term bonus amount (as defined under the CIC Agreement); plus (iii) an amount equal to the employer contributions made by the Bank, or any of its affiliates under the Bank’s 401(k) and profit sharing plan for the account of Mr. Weidley with respect to the last completed plan year immediately prior to the change in control, including any employer matching contributions, “safe harbor” contributions and profit sharing contributions. The Bank is also required to continue to provide to Mr. Weidley (and his dependents, if applicable), at the Bank’s sole expense, the same level of medical, dental, vision and prescription drug insurance benefits upon substantially the same terms and conditions (including contributions required by him, if any, for such benefits) as existed immediately prior to the executive's date of involuntary termination, for a period of twenty-four (24) months following the date of his involuntary separation from service. In addition, the Bank is required to provide certain outplacement services to Mr. Weidley, and any equity-based awards (whether to be settled in cash or stock) held by him under any equity-based plan of the Company, including any awards under the Company’s LTIP, or any successor equity-based plans, will be governed by the provisions of the respective plan.
Payment of benefits under the CIC Agreement would be subject to execution by Mr. Weidley of a waiver and release of claims. The CIC Agreement also contains certain non-disparagement, confidentiality, non-competition and non-solicitation covenants binding on Mr. Weidley following a qualifying termination of employment and payment of the contractual change in control benefits. There are no tax “gross up” provisions in the CIC Agreement.
The foregoing summaries of the Employment Agreement and the CIC Agreement are not complete and are qualified in their entirety by reference to the full text of the Employment Agreement and the CIC Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Union Bankshares, Inc.

February 26, 2026	/s/ David S. Silverman
David S. Silverman
President and Chief Executive Officer

February 26, 2026	/s/ Karyn J. Hale
Karyn J. Hale
Chief Financial Officer

EXHIBIT INDEX

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